EXHIBIT 99.1

Contact:
	Michael W. Rogers	Brooke D. Wagner
	Exec. VP and Chief Financial Officer	VP, Corp. Communications
	(781) 861-8444	(781) 402-3410

INDEVUS PHARMACEUTICALS ANNOUNCES FIRST QUARTER FISCAL 2008

FINANCIAL RESULTS

LEXINGTON, MA, February 7, 2008 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced its consolidated results of operations for the first quarter of fiscal 2008, ended December 31, 2007. The Company will host a conference call and webcast today beginning at 9:00 am eastern time (details follow below).

The Company reported revenues of $16.4 million and a consolidated net loss of $14.7 million or $0.19 per share for the quarter ended December 31, 2007. This compares to revenues of $13.2 million and a consolidated net loss of $10.3 million or $0.18 per share for the quarter ended December 31, 2006.

At December 31, 2007, the Company had consolidated cash and cash equivalents totaling approximately $82.3 million.

“2008 is an important year for Indevus and we are off to a great start.” said Glenn L. Cooper, M.D., chairman and chief executive officer of Indevus. “The January launch of SANCTURA XR™ by Allergan has been very well executed and I am extremely pleased with the commitment our partner has shown towards ensuring the product’s success. I am also very excited about the additional positive Phase III data we recently announced for NEBIDO®. Our new dosing regimen improves an already strong profile and I am gratified with the feedback we received from the FDA that our submission of additional data will likely not impact the June 27, 2008 PDUFA date.”

“I am also very pleased with the results generated by our commercial organization,” continued Dr. Cooper. “The reception to SUPPRELIN® LA has been strong and has exceeded our internal expectations. We plan to leverage the success of the SUPPRELIN LA launch as we accelerate our planning for the launch of NEBIDO later this year.”

Dr. Cooper concluded, “By mid-year we anticipate initiating our Phase III octreotide implant program, an important component of our urology and endocrinology strategy. Additionally, by the end of March we expect that our third-party VALSTAR™ manufacturer will be prepared to request re-inspection of their facility which we believe is the only remaining issue delaying FDA approval.”

Recent Highlights

— In January, the Company announced additional positive results from its Phase III program for NEBIDO, a long-acting injectable testosterone therapy under development for the treatment of male hypogonadism. The recently completed Phase III trial, studied a new treatment regimen in which hypogonadal men were given an initial injection of 750 mg of NEBIDO, followed 4-weeks later by an additional 750 mg loading injection and then 750 mg injections every 10-weeks thereafter. The trial data has been submitted to the U.S. Food and Drug Administration (FDA) as an addition to data contained in the Company’s existing New Drug Application (NDA). Based on recent conversations with the FDA, the Company anticipates that the FDA Prescription Drug User Fee Act (PDUFA) target action date for NEBIDO will remain June 27, 2008.

— In January, the Company launched SANCTURA XR in conjunction with its partner Allergan. SANCTURA XR was approved by the FDA on August 3, 2007 and in September 2007, the Company announced that Allergan through its acquisition of Esprit Pharma, had obtained the U.S. rights to SANCTURA® and SANCTURA XR. SANCTURA XR is an anticholinergic indicated for the once-daily treatment of overactive bladder with symptoms of urge urinary incontinence, urgency, and urinary frequency.

— In November 2007, the Company announced positive results from its Phase II octreotide implant trial in patients with acromegaly, a disorder characterized by excessive blood levels of growth hormone (GH) and insulin-like growth factor 1 (IGF-1). The implant utilizes the Company’s patented Hydron technology to deliver effective levels of octreotide for six months. In the recently completed six-month trial, the octreotide implant effectively suppressed levels of GH and IGF-1 at rates similar to those seen with current FDA approved injectable formulations of octreotide. In addition, the drug was well tolerated.

Financial Results

Total consolidated revenues for the quarter ended December 31, 2007 were $16.4 million, an increase of 25% from the $13.2 million reported for the quarter ended December 31, 2006. The primary components of revenue for the quarter ended December 31, 2007 were $9.5 million from the recognition of revenue associated with SANCTURA, $3.6 million from sales of VANTAS®, and $2.3 million from sales of SUPPRELIN LA. During the quarter, the Company also recognized $0.6 million from sales of DELATESTRYL®, and $0.4 million from royalties for Sarafem.

Cost of product revenue for the quarter ended December 31, 2007 was $5.9 million, an increase of 37% from the $4.3 million reported for the quarter ended December 31, 2006. Cost of product revenue in the current quarter relates primarily to sales of SANCTURA XR to Allergan at cost, costs associated with VANTAS and DELATESTRYL and royalties on sales of SANCTURA that are reimbursed by Allergan.

Research and development expenses for the quarter ended December 31, 2007 were $6.4 million, a decrease of 35% from the $9.9 million reported for the quarter ended December 31, 2006. Marketing, general and administrative expenses for the quarter ended December 31, 2007 were $17.8 million, an increase of 98% from the $9.0 million reported for the quarter ended December 31, 2006.

Interest expense of $1.7 million for the quarter ended December 31, 2007 related to the Company’s Convertible Notes.

Conference call and webcast

The Company will hold a conference call and webcast to discuss these results at 9:00 AM eastern time on February 7, 2008. The live call may be accessed by dialing 888-680-0893 from the U.S. and Canada, and 617-213-4859 from international locations. The participant passcode is 93441269. Investors are advised to dial into the call at least ten minutes prior to the call to register. Participants may pre-register for the call at:

https://www.theconferencingservice.com/prereg/key.process?key=PWJFVJ69C.

Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. A replay of the call will be available beginning at 11:00 AM on February 7, 2008 and lasting until 12:00 AM on March 7, 2008. To access the replay, please dial 888-286-8010 from the U.S. and Canada, and 617-801-6888 from international locations, using the passcode 15551448.

The press release and the live webcast will be accessible by visiting the Investors section of the Company’s website, http://www.indevus.com. An archived version of the call will be accessible at the same web address for 30 days following the live call.

About Indevus

Indevus Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the acquisition, development and commercialization of products to treat conditions in urology and endocrinology. The Company’s approved products include SANCTURA XR™ and SANCTURA® for overactive bladder, VANTAS® for advanced prostate cancer, SUPPRELIN® LA for central precocious puberty, and DELATESTRYL® to treat male hypogonadism. The Indevus development pipeline contains multiple compounds within the Company’s core therapeutic areas in addition to several partnered or partnerable programs. The most advanced compounds in development include, VALSTAR™ for bladder cancer, NEBIDO® for male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, octreotide for acromegaly, and pagoclone for stuttering.

About SANCTURA and SANCTURA XR

SANCTURA® and SANCTURA XR™ belong to a class of anticholinergic compounds known as muscarinic receptor antagonists. These compounds relax detrusor smooth muscle tissue found in the bladder, thus decreasing bladder contractions. Overactive or unstable detrusor muscle function is believed to be the cause of overactive bladder.

SANCTURA and SANCTURA XR possess a quaternary ammonium structure that may be instrumental in the low incidence of CNS side-effects. At therapeutic concentrations in vitro, SANCTURA does not interact with drugs metabolized by the Cytochrome P-450 system, a metabolic pathway commonly associated with drug-drug interactions, and the majority of the absorbed dose is excreted largely unchanged into the urine.

Patients who have urinary retention, gastric retention, uncontrolled narrow-angle glaucoma or hypersensitivity to SANCTURA should not use SANCTURA.

About VANTAS

VANTAS® is a soft and flexible 12-month hydrogel implant that provides histrelin, a luteinizing hormone-releasing hormone (LHRH) agonist, for the palliative treatment of advanced prostate cancer. VANTAS is contraindicated in patients with hypersensitivity to GnRH, GnRH agonist analogs, or any components in VANTAS.

About SUPPRELIN LA

SUPPRELIN® LA is a subcutaneous implant indicated for the treatment of central precocious puberty (CPP), the premature onset of puberty in children. It utilizes the hydron implant technology and is specifically designed to provide a continuous release over 12 months of the gonadotropin releasing hormone (GnRH) agonist, histrelin. SUPPRELIN LA is contraindicated in patients with hypersensitivity to GnRH or GnRH analogs.

About DELATESTRYL

DELATESTRYL® is an injectable testosterone preparation for the treatment of male hypogonadism. DELATESTRYL is contraindicated in men with carcinomas of the breast or with known or suspected carcinomas of the prostate.

Forward Looking Statements

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA, SANCTURA XR, NEBIDO, VANTAS and SUPPRELIN LA; effectiveness of our sales force; competition and its effect on pricing, spending, third-party relationships and revenues; dependence on third parties for supplies, particularly for histrelin, manufacturing, marketing, and clinical trials; risks associated with being a manufacturer of some of our products; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR and the manufacture of NEBIDO, VANTAS, SUPPRELIN LA and VALSTAR; reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity, changes in reimbursement policies and/or rates for SANCTURA, SANCTURA XR, VANTAS, SUPPRELIN LA, DELATESTRYL and any future products; acceptance by the healthcare community of our approved products and product candidates; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA XR, NEBIDO, and VALSTAR; product liability and insurance uncertainties; risks relating to the Redux-related litigation; need for additional funds and corporate partners, including for the development of our products; history of operating losses and expectation of future losses; uncertainties relating to controls over financial reporting; difficulties in managing our growth; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; general worldwide economic conditions and related uncertainties; and other risks. Indevus undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three months ended December 31, 2007 and 2006

(Amounts in thousands except per share data)

	For the three months ended December 31,
	2007	2006
Total revenues	$16,398	$13,151

Costs and expenses:
Cost of product revenues	5,855	4,276
Research and development	6,391	9,919
Marketing, general and administrative	17,766	9,003
Amortization of intangibles	497	—

Total costs and expenses	30,509	23,198

Loss from operations	(14,111)	(10,047)

Investment income	1,120	1,040
Interest expense	(1,712)	(1,292)

Net loss	$(14,703)	$(10,299)

Net loss per common share:
Basic and diluted	$(0.19)	$(0.18)

Weighted average common shares:
Basic and diluted	76,307	55,847

INDEVUS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in thousands)

	December 31, 2007	September 30, 2007
Cash, cash equivalents	$82,300	$71,142
Goodwill	48,244	48,244
Intangible assets, net	28,693	29,190
Other assets	39,409	34,474

Total assets	$198,646	$183,050

Convertible notes	$68,615	$68,037
Deferred revenue	188,422	158,461
Other liabilities	27,182	30,890

Capital	505,631	502,163
Accumulated deficit	(591,204)	(576,501)

Total stockholders' deficit	(85,573)	(74,338)

Total liabilities and stockholders' deficit	$198,646	$183,050